Use these links to rapidly review the document

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 9, 2013

Filed pursuant to Rule 424(b)(5)
Registration No. 333-187666

Preliminary Prospectus Supplement
(to Prospectus dated April 2, 2013)

$500,000,000

% Senior Notes due 2023

         We are offering $500,000,000 aggregate principal amount of our        % Senior Notes due 2023 (the "notes"). We will pay interest on the notes semiannually on                and                of each year, beginning on                , 2013. The notes will mature on                , 2023.

         We may redeem some or all of the notes at any time at redemption prices determined as set forth under "Description of Notes—Optional Redemption." Upon the occurrence of a "change of control repurchase event," we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase, as described under "Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event."

         We intend to use the net proceeds from this offering to finance a portion of our acquisition of Metals USA Holdings Corp. and its subsidiaries (collectively, "Metals USA"). If the Metals USA acquisition has not closed by December 15, 2013 or if a Merger Termination Event (as defined herein) occurs, we will be required to redeem the notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the date of redemption. See "Description of Notes—Special Mandatory Redemption."

         The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The notes will be unconditionally guaranteed by the subsidiary guarantors, consisting of each of our wholly-owned domestic subsidiaries that are borrowers or guarantors under our credit agreement or our 6.200% Senior Notes due 2016 and 6.850% Senior Notes due 2036 (our "existing notes") as of the issue date. Additional wholly-owned domestic subsidiaries will be required to guarantee the notes, and the guarantees of the subsidiary guarantors with respect to the notes will terminate or be released, in each case in the circumstances set forth under "Description of Notes—Guarantees." These guarantees will be senior unsecured obligations of the subsidiary guarantors. In the event that the acquisition of Metals USA is not completed substantially concurrently with the closing of this offering and Metals USA Holdings Corp. ("Metals USA Holdings") and any of its wholly-owned domestic subsidiaries that become borrowers or guarantors under our credit agreement are not then guarantors of the notes, Metals USA Holdings and such wholly-owned domestic subsidiaries will become guarantors of the notes within 30 days following the completion of our acquisition of Metals USA.

         The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated quotation system.

         Investing in the notes involves risks. See "Risk Factors" beginning on page S-10 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per Note	Total

Public offering price(1)%		$

Underwriting discount	%	$

Proceeds, before expenses, to us	%	$

(1)
Plus accrued interest, if any from                , 2013.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                , 2013.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan

Wells Fargo Securities

                        , 2013

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading "Where You Can Find More Information and Incorporation by Reference" on page S-51.

        In this prospectus supplement, unless otherwise stated or the context otherwise requires, "Reliance," "the Company," "we," "us" and "our" refer to Reliance Steel & Aluminum Co. and its consolidated subsidiaries. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

        We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making your investment decision.

        We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

        This prospectus supplement and accompanying prospectus include registered trademarks, trade names and service marks of the Company and its subsidiaries.

S-ii

 SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus supplement contains or incorporates by reference certain statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our forward-looking statements include discussions of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions. All statements contained in or incorporated by reference into this prospectus supplement, other than statements of historical fact, are forward-looking statements. These forward-looking statements are based on management's estimates, projections and assumptions as of the date of such statements and include the assumptions that underlie such statements.

        Forward-looking statements involve known and unknown risks and uncertainties. Various factors, such as the factors listed below and further discussed in detail in "Risk Factors" on page S-10 of this prospectus supplement and in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2012, which we have filed with the Securities and Exchange Commission (the "SEC") and is incorporated by reference herein, may cause our actual results, performance, or achievements to be materially different from those expressed or implied by any forward-looking statements. Among the factors that could cause our results to differ are the following:

  •
  Our future operating results depend on a number of factors beyond our control, such as the prices for and the availability of metals, which could cause our results to fluctuate significantly over time. During periods of low customer demand it could be more difficult for us to pass through price increases to our customers, which could reduce our gross profit and net income. A significant or rapid increase or decrease in costs from current levels could have a severe negative impact on our profitability.

  •
  We service industries that are highly cyclical, and downturns in our customers' industries could reduce our revenues and profitability.

  •
  The success of our business is affected by general economic and political conditions both in the U.S. and globally. Our business was adversely impacted by the recent economic recession and, although pricing and demand have stabilized since that time, we do not know if, or when, demand levels will return to pre-recession levels. Recently we have also been impacted by "fiscal cliff" concerns, which have led many of our customers to decrease their purchasing activity. Austerity measures that have been or may be instituted by the U.S., including the recent automatic sequesters, or the inability of the U.S. to raise its "debt ceiling" could negatively impact our business. Further, any significant deterioration in the global economy from current levels could also negatively impact our business.

  •
  We may not be able to consummate future acquisitions, including our proposed acquisition of Metals USA, and those acquisitions that we do complete may be difficult to integrate into our business, or may fail to successfully adopt our operating strategies.

  •
  Our past or future acquisitions, including our proposed acquisition of Metals USA, might fail to perform as we anticipate or there could be significant negative events in our industry or the general economy that fundamentally alter our business model and outlook. This could result in a significant impairment charge to goodwill and/or other intangible assets. Acquisitions may also result in our becoming responsible for unforeseen liabilities that may adversely affect our financial condition and liquidity. If our acquisitions do not perform as anticipated, our operating results also may be adversely affected.

S-iii

  •
  We operate in a very competitive industry and increased competition could reduce our profitability.

  •
  Global economic factors may cause increased imports of metal products to the U.S., which may cause the cost of the metals we purchase to decline and could also cause our selling prices and profitability to decline.

  •
  If metals producers increase production levels without offsetting increases in end demand, metal costs could decline, which may cause our selling prices and profitability to decline.

  •
  As a decentralized business, we depend on both senior management and our operating employees; if we are unable to attract and retain well-qualified individuals, our results of operations may decline.

  •
  The interest rates on our revolving credit facility are variable. Our outstanding borrowings on our revolving credit facility were $525.0 million at December 31, 2012. As of December 31, 2012, on a pro forma basis giving effect to the sale of the notes offered hereby, expected borrowings under our revolving credit facility and term loan, the application of the net proceeds therefrom and the consummation of the Merger, as described under "Use of Proceeds," our outstanding variable rate borrowings would have been $1.29 billion. Interest rate changes could have a significant impact on our financial results, and the impact would be amplified if we increase our borrowings on our revolving credit facility or obtain additional new financing at variable rates.

  •
  Various environmental and other governmental regulations may require us to expend significant capital and incur substantial costs or may impact the customers we serve, which may have a negative impact on our financial results.

  •
  We may discover internal control deficiencies in our decentralized operations or in an acquisition that must be reported in our SEC filings, which may result in a negative impact on the ratings of the notes.

  •
  Principal shareholders who own a significant number of our shares may have interests that conflict with yours.

  •
  We may pursue growth opportunities that require us to increase our leverage ratios. This may impact the ratings of the notes.

The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future performance or results. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider these risks when reading any forward-looking statements and review carefully the section captioned "Risk Factors" on page S-10 of this prospectus supplement and in Item 1A. of our Annual Report on Form 10-K for a more complete discussion of the risks of an investment in the notes.

S-iv

SUMMARY

        The following summary highlights information contained or incorporated by reference elsewhere in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Our Company

        We are the largest metals service center company in North America (U.S. and Canada). Our network of metals service centers operates more than 240 locations in 38 states in the U.S. and in ten other countries (Australia, Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, the U.A.E. and the United Kingdom). Through this network, we provide metals processing services and distribute a full line of more than 100,000 metal products, including alloy, aluminum, brass, copper, carbon steel, stainless steel, titanium and specialty steel products, to more than 125,000 customers in a broad range of industries. Many of our metals service centers process and distribute only specialty metals. We deliver a variety of products from facilities located across the United States and Canada, and have grown our international presence to support the globalization of our customers, giving us broad product, customer and geographic diversification.

        Our primary business strategy is to enhance our operating results through organic growth activities and strategic acquisitions to enhance our product, customer and geographic diversification. We focus on improving the operating performance at acquired locations by integrating them into our operational model and providing them access to capital and human resources needed for growth that they generally lacked before. We believe our focused growth strategy of diversifying our products, customers and geographic locations makes us less vulnerable to regional or industry specific economic volatility and has somewhat lessened the negative impact of the recent economic recessions we have experienced. We also believe that our growth and diversification strategy has been instrumental in our ability to produce industry-leading operating results among publicly traded metals service center companies in North America. We generated 2012 net sales of $8.44 billion and net income attributable to Reliance of $403.5 million.

Recent Developments

Proposed Merger with Metals USA

        On February 6, 2013, Reliance, Metals USA Holdings and RSAC Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub, subject to the satisfaction or waiver of the conditions in the Merger Agreement, will be merged with and into Metals USA Holdings (the "Merger"), with Metals USA Holdings surviving as a wholly-owned subsidiary of Reliance.

        Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. Metals USA's total assets as of December 31, 2012 and sales for the year then ended were approximately $1.0 billion and $2.0 billion, respectively. The transaction represents a total equity purchase price of approximately $786.0 million and assumption of approximately $452.0 million of debt, for a total enterprise value of approximately $1.2 billion.

        The Merger has been unanimously approved by the respective Boards of Directors of Reliance and Metals USA Holdings. The Merger is subject to the satisfaction of customary closing conditions, including approval by Metals USA Holdings stockholders. Investment funds affiliated with Apollo Global Management, LLC, which own approximately 53% of the outstanding shares of Metals USA

Holdings common stock, have entered into a voting agreement with us, pursuant to which they have agreed to vote in favor of the Merger. We have received notice from the Federal Trade Commission granting early termination of the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, receipt of which was a condition to the closing of the Merger. The Merger is not conditioned on Reliance's receipt of financing. The Merger Agreement includes a 30-day "go-shop" period that ended on March 8, 2013. A meeting of Metals USA Holdings stockholders is scheduled for April 10, 2013 to approve the Merger, and the Merger is expected to close shortly thereafter.

        The Merger Agreement contains certain termination rights for Metals USA Holdings and Reliance. Under specified circumstances, Metals USA Holdings is entitled to terminate the Merger Agreement to accept a Superior Proposal (as defined in the Merger Agreement). The Merger Agreement contains customary representations, warranties and covenants by each of Reliance and Metals USA. A copy of the Merger Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on February 7, 2013, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The foregoing description of the proposed Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. This offering is not conditioned upon the completion of the Merger, but if the Merger has not closed by December 15, 2013 or if a Merger Termination Event occurs, we will be required to redeem the notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the date of redemption. See "Description of Notes—Special Mandatory Redemption."

Amendment of Credit Facility

        On April 4, 2013, we entered into a Third Amended and Restated Credit Agreement (the "credit agreement") with Bank of America, N.A., as administrative agent and as a lender, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A. as co-syndication agents and as lenders, and a number of other financial institutions as lenders. The credit agreement amended and restated the terms of our previous $1.5 billion unsecured revolving credit facility. The following description of the credit agreement is qualified in its entirety by reference to the full text of the credit agreement, a copy of which is attached as Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on April 5, 2013 and which is incorporated herein by reference.

        The credit agreement provides for a revolving credit facility in an aggregate principal amount of $1.5 billion (the "revolving credit facility") and a term loan in an aggregate principal amount of $500.0 million (the "term loan", and together with the revolving credit facility, the "credit facility"), each with a maturity date of April 4, 2018. The term loan will amortize in quarterly installments, resulting in an annual amortization of 5% during the first year, 5% during the second year, 10% during the third year, 10% during the fourth year and 10% during the fifth year after the closing date, with the balance payable at maturity. The term loan may be prepaid without penalty. The credit agreement also provides for the issuance of letters of credit and swingline loans under the credit facility. The credit agreement permits multicurrency borrowings under the revolving credit facility, and includes an option to increase the amount of the revolving credit facility by an additional $500.0 million, subject to certain conditions. Our obligations under the credit facility are guaranteed by certain of our wholly-owned domestic subsidiaries.

Our Corporate Information

        Reliance, a California corporation, was incorporated in 1939. The principal executive offices of Reliance are located at 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071 and the telephone number is (213) 687-7700. We maintain a website at www.rsac.com. The information on or accessible through our website is not a part of this prospectus supplement or the accompanying prospectus.

The Offering

        This summary is not a complete description of the notes. For a more detailed description of the notes, see "Description of Notes" in this prospectus supplement.

Issuer	Reliance Steel & Aluminum Co.
Subsidiary Guarantors

The notes will be unconditionally guaranteed by the subsidiary guarantors, consisting of each wholly-owned domestic subsidiary of Reliance that is a borrower or guarantor under our credit agreement or our 6.200% Senior Notes due 2016 and 6.850% Senior Notes due 2036 (together, the "existing notes") as of the issue date. Additional wholly-owned domestic subsidiaries will be required to guarantee the notes, and the guarantees of the subsidiary guarantors with respect to the notes will terminate or be released, in each case under the circumstances set forth under "Description of Notes—Guarantees." In the event that the Merger is not completed substantially concurrently with the closing of this offering and Metals USA Holdings and any of its wholly-owned domestic subsidiaries that become borrowers or guarantors under our credit agreement are not then guarantors of the notes, Metals USA Holdings and such wholly-owned domestic subsidiaries will become guarantors of the notes within 30 days following the completion of the Merger.

As of December 31, 2012, Reliance and the subsidiary guarantors accounted for approximately $5.2 billion, or 89%, of our total consolidated assets. Reliance and the subsidiary guarantors accounted for approximately $7.8 billion, or 92%, of our total consolidated revenues for the year ended December 31, 2012. As of December 31, 2012, on a pro forma basis giving effect to the Merger and the guarantees of Metals USA Holdings and its wholly-owned domestic subsidiaries, Reliance and the subsidiary guarantors would have accounted for approximately $6.8 billion, or 91%, of our pro forma total consolidated assets and Reliance and the subsidiary guarantors would have accounted for approximately $9.8 billion, or 94%, of our pro forma total consolidated revenues for the year ended December 31, 2012.

Securities Offered	$500.0 million aggregate principal amount of % Senior Notes due 2023 (the "notes").
Maturity	The notes will mature on , 2023, unless earlier redeemed or repurchased.
Interest Rate	The notes will bear interest from , 2013 at the rate of % per annum.
Interest Payment Dates	and of each year, beginning , 2013.

Ranking of Notes and Guarantees

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. So long as the guarantees are in effect, each subsidiary guarantor's guarantee will be the senior unsecured obligation of such subsidiary guarantor and will rank equally in right of payment with its existing and future unsecured and unsubordinated obligations.

The notes and the guarantees will be effectively junior to all existing and future secured indebtedness of Reliance and, so long as they are in effect, the guarantees of any subsidiary guarantors will be effectively junior to all secured indebtedness of those subsidiaries, in each case, to the extent of the assets securing such indebtedness. As of December 31, 2012, Reliance and the subsidiary guarantors would have had secured indebtedness of approximately $0.0 million and $0.6 million, respectively, and as of December 31, 2012 on a pro forma basis giving effect to the Merger and the financing therefor, Reliance and the subsidiary guarantors would have had secured indebtedness of approximately $0.0 million and $13.2 million, respectively.

Sinking Fund	None.
Special Mandatory Redemption

Within ten Business Days following the earlier of (a) the date on which (1) the Merger Agreement is terminated or (2) we determine in our reasonable judgment that the Merger will not occur and (b) 5:00 p.m. (New York City time) on December 15, 2013, if the Merger has not closed by such date, we will be required to mail a notice of mandatory redemption to the holders of the notes fixing the date of such mandatory redemption (such date to be not more than 30 days from the mailing of the notice of mandatory redemption, or if such date is not a Business Day, the first Business Day thereafter). On such mandatory redemption date, we will be required to redeem the notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the date of redemption. See "Description of Notes—Special Mandatory Redemption."

Optional Redemption	We may redeem some or all of the notes at any time at redemption prices determined as set forth under "Description of Notes—Optional Redemption."
Change of Control Repurchase Event

Upon the occurrence of a "change of control repurchase event," as defined under "Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event," we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and our subsidiaries' ability to:
• create certain liens;
• enter into sale and leaseback transactions; and
• consolidate or merge with, or sell, lease or convey all or substantially all our or their properties or assets to, another person.
However, each of these covenants is subject to a number of significant exceptions. You should read "Description of Notes—Certain Covenants" for a description of these covenants.
Form and Denominations

We will issue the notes in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company ("DTC").

You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated notes.

Further Issuances

We may, without consent of the holders of the notes, create and issue additional notes ranking equally with the notes in all respects (other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto). These additional notes will be guaranteed by the subsidiary guarantors on the same basis as the notes. These additional notes and related guarantees will be consolidated and form a single series with the notes and related guarantees.

Use of Proceeds

We intend to use the net proceeds from this offering to finance a portion of the Merger. See "Use of Proceeds." However, our ability to consummate the Merger is subject to various closing conditions, including matters that are beyond our control, and we cannot assure you that the Merger will be completed. This offering is not conditioned upon the completion of the Merger, but if the Merger has not closed by December 15, 2013 or if a Merger Termination Event occurs, we will be required to redeem the notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the date of redemption. See "Description of Notes—Special Mandatory Redemption."

Conflicts of Interest

It is expected that we will use more than 5% of the net proceeds of this offering to repay indebtedness owed by us to affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, underwriters in this offering, who are lenders under Metals USA's revolving credit facility and term loan and under Reliance's credit facility. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. See "Underwriting—Conflicts of Interest."

Absence of Public Market for the Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so, and any market making in the notes may be discontinued at any time in their sole discretion. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. For more information, see "Underwriting—Conflicts of Interest."

Governing Law	New York.
Risk Factors

An investment in the notes involves risk. You should carefully consider the information set forth in the section entitled "Risk Factors" beginning on page S-10 of this prospectus supplement and in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2012, before deciding whether to invest in the notes.

Summary Historical Consolidated and Pro Forma Financial Information

        We have derived the following summary historical consolidated financial and operating information for each of the three years ended December 31, 2012 from our audited consolidated financial statements. The table below also sets forth unaudited summary pro forma condensed combined financial information for the year ended December 31, 2012, which we have derived from the unaudited pro forma condensed combined financial information included in this prospectus supplement under "Unaudited Pro Forma Condensed Combined Financial Information" and which should be read in conjunction with the presentation of such information, including the accompanying notes thereto and the historical consolidated financial statements of Reliance and Metals USA referenced therein. The unaudited pro forma condensed combined statement of operations set forth below gives effect to the Merger as if it had an effective date of January 1, 2012 and the unaudited pro forma condensed combined balance sheet information set forth below gives effect to the Merger as if it had an effective date of December 31, 2012. However, there can be no assurance that the Merger will be completed. The unaudited summary pro forma condensed combined financial information should not be considered indicative of actual results that would have been achieved had the Merger occurred on the respective dates indicated and does not purport to indicate balance sheet information or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the unaudited pro forma condensed combined financial information will prove to be correct.

        The summary historical consolidated and unaudited summary pro forma condensed combined financial information should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference herein, and Metals USA's consolidated financial statements and related notes included as an exhibit to our Current Report on Form 8-K filed on April 9, 2013 and incorporated by reference herein.

	Historical
				Pro Forma
	Year Ended December 31,
				Year Ended December 31, 2012
	2010	2011	2012
				(Unaudited)
	(In millions, except for share and per share data)
Income Statement Data:
Net sales	$6,312.8	$8,134.7	$8,442.3	$10,425.9
Cost of sales (exclusive of depreciation and amortization expenses included in operating expenses)	4,727.9	6,148.7	6,235.4	7,765.8

Gross profit(1)	1,584.9	1,986.0	2,206.9	2,660.1
Operating expenses(2)	1,224.2	1,413.2	1,547.7	1,897.6

Operating income	360.7	572.8	659.2	762.5
Other income (expense):
Interest expense	(61.2)	(59.8)	(58.4)	(93.9)
Other income (expense), net	(3.0)	(1.4)	8.6	2.4

Income before income taxes	296.5	511.6	609.4	671.0
Provision for income taxes	98.6	162.4	201.1	218.6

Net income	197.9	349.2	408.3	452.4
Less: Net income attributable to noncontrolling interests	3.5	5.4	4.8	4.8

Net income attributable to Reliance	$194.4	$343.8	$403.5	$447.6

Earnings per Share:
Net income per share attributable to Reliance shareholders—diluted	$2.61	$4.58	$5.33	$5.91
Net income per share attributable to Reliance shareholders—basic	$2.62	$4.60	$5.36	$5.95
Weighted average shares outstanding—diluted	74,472,380	75,041,753	75,694,212	75,694,212
Weighted average shares outstanding—basic	74,230,452	74,767,988	75,216,955	75,216,955

	Historical
				Pro Forma
	Year Ended December 31,
				Year Ended December 31, 2012
	2010	2011	2012
				(Unaudited)
	(In millions, except for per share data)
Other Data:
Cash flow provided by operations	$214.1	$234.8	$601.9	$669.1
Capital expenditures	111.4	156.4	214.0	234.1
Cash dividends per share	0.40	0.48	0.80	0.80

	Historical
				Pro Forma
	As of December 31,
				As of December 31, 2012
	2010	2011	2012
				(Unaudited)
	(In millions)
Balance Sheet Data:
Working capital	$1,192.3	$1,698.3	$1,699.2	$2,202.2
Total assets	4,668.9	5,605.9	5,857.7	7,472.0
Long-term debt(3)	857.8	1,320.5	1,124.0	2,357.6
Reliance shareholders' equity	2,823.7	3,143.9	3,558.4	3,547.4

(1)
Gross profit, calculated as net sales less cost of sales, is a non-GAAP financial measure as it excludes depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform "first-stage" processing, which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, excluding depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is primarily comprised of the cost of the material we sell. We use gross profit as shown above as a measure of operating performance. Gross profit is an important operating and financial measure, as fluctuations in gross profit can have a significant impact on our earnings. Gross profit, as presented, is not necessarily comparable with similarly titled measures for other companies.

(2)
Operating expenses include warehouse, delivery, selling, general and administrative expenses, depreciation and amortization expense.

(3)
Includes the long-term portion of capital lease obligations.

RISK FACTORS

        An investment in the notes involves various risks. Prior to making a decision about investing in our notes, you should carefully consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section entitled "Risk Factors" in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. In particular, you should carefully consider the risk factors described below, which are not exhaustive. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also have a material adverse effect on our business and operations.

Risks Related to Our Business and Industry

        For a discussion of risks related to our business and industry, see the risk factors in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which are incorporated herein by reference.

Risks Related to the Notes

Our indebtedness could impair our financial condition and reduce the funds available to us for other purposes and our failure to comply with the covenants contained in our debt instruments could result in an event of default that could adversely affect our operating results.

        We have substantial debt service obligations. As of December 31, 2012, we had aggregate outstanding indebtedness of approximately $1.21 billion. As of December 31, 2012, on a pro forma basis giving effect to the Metals USA acquisition and the financing therefor including this offering, we would have had aggregate outstanding indebtedness of approximately $2.47 billion. This indebtedness could adversely affect us in the following ways:

  •
  additional financing may not be available to us in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes and, if available, may be considerably more costly than our current debt costs;

  •
  a significant portion of our cash flow from operations must be dedicated to the payment of interest and principal on our debt, which reduces the funds available to us for our operations or other purposes;

  •
  some of the interest on our debt is, and will continue to be, accrued at variable rates, which may result in higher interest expense in the event of increases in interest rates, which may occur in future periods;

  •
  because we may be more leveraged than some of our competitors, our debt may place us at a competitive disadvantage;

  •
  our leverage may increase our vulnerability to economic downturns and limit our ability to withstand adverse events in our business by limiting our financial alternatives; and

  •
  our ability to capitalize on significant business opportunities, including potential acquisitions, and to plan for, or respond to, competition and changes in our business may be limited.

        Our existing debt agreements contain, and our future debt agreements may contain, and the indenture that will govern the notes contains financial and restrictive covenants, including, in some cases, covenants that limit our ability to incur additional debt, and to engage in other activities that we may believe are in our long-term best interests, including the disposition or acquisition of assets or other companies or the payment of dividends to our shareholders. Our failure to comply with these covenants may result in an event of default, which, if not cured or waived, could accelerate the maturity of our indebtedness or prevent us from accessing additional funds under our revolving credit facility. If the maturity of our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations and we may not be able to continue our operations as planned.

We may not be able to generate sufficient cash flow to meet our existing debt service obligations.

        Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of our control. For example, we may not generate sufficient cash flow from our operations or new acquisitions to repay amounts drawn under our credit facility (including our term loan) when it matures in 2018 or our existing notes that mature in 2016. If we do not generate sufficient cash flow from operations or have availability to borrow under our credit facility to satisfy our debt obligations, we would likely have to undertake alternative actions, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We may not be able to consummate any such transaction at all or on a timely basis or on terms, and for proceeds, that are acceptable to us. These transactions may not be permitted under the terms of our various debt instruments then in effect. Our inability to generate sufficient cash flow to satisfy our debt obligations or to timely refinance our obligations on acceptable terms could adversely affect our ability to serve our customers and could cause us to reduce or discontinue our planned operations.

Because the notes and the guarantees are not secured and are effectively subordinated to the rights of secured creditors, the notes and the guarantees will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes or the guarantees.

        The notes and the guarantees are unsecured obligations, ranking equally with the other senior unsecured indebtedness of Reliance and the subsidiary guarantors. The indenture that will govern the notes will permit, and the agreements and indentures governing our credit facilities and existing notes permit, us and the subsidiary guarantors to incur additional secured debt under specified circumstances. If we or the subsidiary guarantors incur additional secured debt, our assets and the assets of the subsidiary guarantors securing such debt will be subject to prior claims by our secured creditors. As of December 31, 2012, Reliance and the subsidiary guarantors had secured indebtedness of approximately $0.0 million and $0.6 million, respectively, and as of December 31, 2012 on a pro forma basis giving effect to the Metals USA acquisition and the financing therefor Reliance and the subsidiary guarantors would have had secured indebtedness of approximately $0.0 million and $13.2 million, respectively. As of December 31, 2012, our non-guarantor subsidiaries had approximately $1.2 million of secured debt outstanding out of $7.3 million available under our secured credit facilities. In the event of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of either Reliance or any of the subsidiary guarantors, assets that secure debt will be available to pay obligations on the notes and guarantees only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of the respective unsecured and unsubordinated creditors of Reliance and the subsidiary guarantors, including trade creditors. If Reliance or any of the subsidiary guarantors incur any additional unsecured obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed as a result of bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If we do not have sufficient assets to pay all creditors of these entities, a portion of the notes outstanding would remain unpaid.

The guarantees may be unenforceable due to fraudulent conveyance statutes and, accordingly, you may not have a claim against the subsidiary guarantors.

        The obligations of each subsidiary guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. However, a court in some jurisdictions could, under fraudulent conveyance laws, further subordinate or void the guarantee of any subsidiary guarantor if it found that such guarantee was incurred with actual intent to hinder, delay or defraud creditors, or such subsidiary guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and that the subsidiary guarantor was any of the following: insolvent or rendered insolvent because of the guarantee, engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, or intended to incur, or believed that it would incur, debts beyond its ability to pay such debts at maturity.

        If a court were to void the guarantee of a subsidiary guarantor as the result of a fraudulent conveyance, or hold it unenforceable for any other reason, holders of the notes would cease to have a claim against that subsidiary guarantor on its guarantee and would be creditors solely of Reliance and any other subsidiary guarantor whose guarantee is not voided or held to be unenforceable.

The guarantees will be released under certain circumstances.

        The notes will be guaranteed by any subsidiary guarantor for so long as such subsidiary guarantor is a borrower or a guarantor of obligations under our credit agreement or our existing notes. In the event that, for any reason, the obligations of any subsidiary guarantor terminate as a borrower or guarantor under our credit agreement and our existing notes, that subsidiary guarantor will be deemed released from all of its obligations under the indenture and its guarantee of the notes will terminate. A subsidiary guarantor's guarantee will also terminate and such subsidiary guarantor will be deemed released from all of its obligations under the indenture upon legal defeasance of such notes as provided below under "Description of Notes—Defeasance and Covenant Defeasance" or satisfaction and discharge of the indenture as provided below under "Description of Notes—Satisfaction and Discharge." A subsidiary guarantor's guarantee will also terminate and such subsidiary guarantor will be deemed released from all of its obligations under the indenture in connection with any sale or other disposition by Reliance of all of the capital stock of that subsidiary guarantor (including by way of merger or consolidation) or other transaction such that after giving effect to such transaction such subsidiary guarantor is no longer a domestic subsidiary of Reliance. See "Description of Notes—Guarantees." If the obligations of any subsidiary guarantor as a guarantor terminate or are released, the risks applicable to our subsidiaries that are not guarantors upon consummation of the offering will also be applicable to such released subsidiary guarantor.

We will depend on the receipt of dividends or other intercompany transfers from our subsidiaries to meet our obligations under the notes. Claims of creditors of our subsidiaries may have priority over your claims with respect to the assets and earnings of our subsidiaries.

        We conduct a substantial portion of our operations through our subsidiaries. We will therefore be dependent upon dividends or other intercompany transfers of funds from our subsidiaries in order to meet our obligations under the notes and to meet our other obligations. Generally, creditors of our subsidiaries will have claims to the assets and earnings of our subsidiaries that are superior to the claims of our creditors, except to the extent the claims of our creditors are guaranteed by our subsidiaries. All of our wholly-owned domestic subsidiaries that are borrowers or guarantors under our credit agreement or our existing notes as of the issue date will be guarantors of the notes at the time that they are issued. As of December 31, 2012, Reliance and the subsidiary guarantors accounted for approximately $5.2 billion, or 89%, of our total consolidated assets. Reliance and the subsidiary guarantors accounted for approximately $7.8 billion, or 92%, of our total consolidated revenues for the year ended December 31, 2012. As of December 31, 2012, on a pro forma basis giving effect to the

Metals USA acquisition and the guarantees of Metals USA and its subsidiaries, Reliance and the subsidiary guarantors would have accounted for approximately $6.8 billion, or 91%, of our pro forma total consolidated assets and Reliance and the subsidiary guarantors would have accounted for approximately $9.8 billion, or 94%, of our pro forma total consolidated revenues for the year ended December 31, 2012. See "Description of Notes—Guarantees." If Reliance expands its international presence at a greater pace than it expands its U.S. presence, a smaller percentage of its consolidated assets and revenues may be subject to guarantee obligations.

        In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Reliance, the holders of our notes may not receive any amounts with respect to the notes until after the payment in full of the claims of creditors of our subsidiaries that are not subsidiary guarantors.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

        Subject to certain limitations, our credit facility and existing notes permit us to incur additional debt. The indenture will not limit the amount of additional unsecured debt that we may incur. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

Negative covenants in the indenture will have a limited effect.

        The indenture governing the notes contains only limited negative covenants that apply to us and our subsidiaries. These covenants do not limit the amount of additional debt that we may incur. In addition, the limitation on liens and limitation on sale and lease-back covenants contain exceptions that will, subject to certain limitations, allow us and our subsidiaries to create, grant or incur liens or security interests with respect to our headquarters and certain other material facilities. See "Description of Notes—Certain Covenants." In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

The provisions in the indenture relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

        The provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving Reliance. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably, that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes offered under this prospectus supplement. Except as described under "Description of Notes—Purchase of Notes Upon a Change of Control Repurchase Event," the indenture will not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

Reliance may not be able to repurchase all of the notes upon a change of control repurchase event.

        As described under "Description of Notes—Purchase of Notes Upon a Change of Control Repurchase Event," we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. Upon the occurrence of events constituting a Change of Control Repurchase Event, we will also be required to offer to repurchase the existing notes. We may not have sufficient funds to repurchase the notes and the existing notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes and the existing notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Under the terms of our credit agreement, we are prohibited from repurchasing the notes and the existing notes if we are in default under such credit facilities.

There is no prior market for the notes. If one develops, it may not be liquid.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated quotation system. We cannot assure you that any liquid market for the notes will ever develop or be maintained. The underwriters have advised us that they currently intend to make a market in the notes following the offering. However, the underwriters have no obligation to make a market in the notes, and they may stop at any time without notice. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

  •
  time remaining to the maturity of the notes;

  •
  outstanding amount of the notes;

  •
  the terms related to optional redemption of the notes; and

  •
  level, direction and volatility of market interest rates generally.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

        We believe that the value of the notes in any secondary market will be affected by the supply and demand for the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

        U.S. interest rates.    We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease.

        Our credit rating, financial condition and results.    Actual or anticipated changes in our credit ratings or financial condition may affect the market value of the notes.

        The impact of one of the factors above, such as an increase in U.S. interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

        We currently expect that, upon issuance, the notes will be rated by one or more rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be approximately $496.5 million after deducting underwriting discounts and our estimated offering expenses. We intend to use the net proceeds from this offering, together with available cash and proceeds from borrowings under our revolving credit facility and term loan, to fund the Merger, including the cash purchase price of approximately $786.0 million, the repayment of debt outstanding under Metals USA's revolving credit facility and term loan, which debt would have been approximately $439.0 million as of December 31, 2012, and the payment of fees and expenses related to the Merger.

        Prior to the closing of the Merger, we intend to temporarily invest the net proceeds from this offering in short-term investments. The net proceeds will not be deposited into an escrow account.

        The Merger has been unanimously approved by the respective Boards of Directors of Reliance and Metals USA Holdings. The Merger is subject to the satisfaction of customary closing conditions, including approval by Metals USA Holdings stockholders. Investment funds affiliated with Apollo Global Management, LLC, which own approximately 53% of the outstanding shares of Metals USA Holdings common stock, have entered into a voting agreement with us, pursuant to which they have agreed to vote in favor of the Merger. We have received notice from the Federal Trade Commission granting early termination of the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, receipt of which was a condition to the closing of the Merger. The Merger is not conditioned on Reliance's receipt of financing. The Merger Agreement includes a 30-day "go-shop" period that ended on March 8, 2013. A meeting of Metals USA Holdings stockholders is scheduled for April 10, 2013 to approve the Merger and the Merger is expected to close shortly thereafter. However, our ability to consummate the Merger is subject to various closing conditions, including matters that are beyond our control, and we cannot assure you that the Merger will be completed. This offering is not conditioned upon the completion of the Merger, but if the Merger has not closed by December 15, 2013 or if a Merger Termination Event occurs, we will be required to redeem the notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the date of redemption. See "Description of Notes—Special Mandatory Redemption."

        It is expected that we will use more than 5% of the net proceeds of this offering to repay indebtedness owed by us to affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, underwriters in this offering, who are lenders under Metals USA's revolving credit facility and term loan and under Reliance's credit facility. Accordingly, this offering is being made in compliance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. See "Underwriting—Conflicts of Interest."

 CAPITALIZATION

        The following table presents our capitalization as of December 31, 2012:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis to give effect to the Merger as if it had occurred on December 31, 2012, the sale of the notes offered hereby, expected borrowings under our revolving credit facility and term loan, and the application of the net proceeds therefrom, as described under "Use of Proceeds." There can be no assurance that the Merger will be completed.

        You should read this table in conjunction with the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, Metals USA's consolidated financial statements included as an exhibit to our Current Report on Form 8-K dated April 9, 2013, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and the unaudited pro forma condensed combined financial information giving pro forma effect to the Merger and certain financing transactions set forth in "Unaudited Pro Forma Condensed Combined Financial Information" in this prospectus supplement.

	Actual	Pro forma as adjusted (unaudited)
	(In millions)
Long-term debt, including current portion:
Unsecured revolving credit facility due April 4, 2018	$525.0	771.6
Term loan	—	500.0
Senior unsecured notes due July 1, 2013	75.0	75.0
Senior unsecured notes due November 15, 2016	350.0	350.0
Senior unsecured notes due November 15, 2036	250.0	250.0
Other notes and revolving credit facilities	8.9	21.5
Notes offered hereby	—	500.0

Total long-term debt	1,208.9	2,468.1

Total shareholders' equity	3,558.4	3,547.4

Total capitalization	$4,767.3	$6,015.5

 UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        On February 6, 2013, Reliance, Metals USA Holdings and RSAC Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary ("Merger Sub"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Merger Sub, subject to the satisfaction or waiver of the conditions in the Merger Agreement, will be merged with and into Metals USA Holdings (the "Merger"), with Metals USA Holdings surviving as a wholly-owned subsidiary of Reliance.

        The following unaudited pro forma condensed combined financial statements combine the historical consolidated balance sheets and statement of income of Reliance and Metals USA, giving effect to the Merger using the acquisition method of accounting. No effect has been given in the unaudited pro forma condensed combined statement of income for operating benefits that may be realized through the combination of the entities and the elimination of certain non-recurring executive compensation and other corporate costs that Reliance does not expect to incur after taking control of Metals USA. The unaudited pro forma condensed combined financial statements also reflect, among other things, financing transactions related to the Merger (the "Metals USA Financing Transactions" and, together with the Merger, the "Metals USA Transactions").

        The unaudited pro forma condensed combined balance sheet as of December 31, 2012 gives effect to the Merger as if it had occurred on December 31, 2012. The unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 gives effect to the Merger as if it had occurred on January 1, 2012.

        The unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or consolidated results of operations of Reliance that would have been reported had the Merger occurred on the dates indicated, nor do they represent a forecast of the consolidated financial position of Reliance at any future date or the consolidated results of operations of Reliance for any future period.

        The pro forma information presented is based on preliminary estimates of the fair values of assets acquired and liabilities assumed, based on currently available information and assumptions by management, and it is expected that the estimated fair values will be revised as additional information becomes available. The actual adjustments to our consolidated financial statements as a result of the completion of the Metals USA Transactions will depend on a number of factors, including additional information that will become available after the closing of the Merger. Therefore, it is expected that the actual adjustments will differ from the pro forma adjustments, and such differences could be material.

        The unaudited pro forma condensed combined financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements, including the notes thereto, and other information of Reliance included in our Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated by reference herein, and Metals USA's consolidated financial statements, including the notes thereto, included as Exhibit 99.1 to Reliance's Current Report on Form 8-K filed on April 9, 2013 and incorporated by reference herein.

Certain Differences in Significant Accounting Policies

        Based upon Reliance's review of Metals USA's summary of significant accounting policies disclosed in Metals USA's financial statements included in Metals USA's 2012 Annual Report on Form 10-K and discussions with Metals USA's management, the nature and amount of any adjustments to the historical financial statements of Metals USA to conform their accounting policies to those of Reliance are not expected to be material with the exception of differences resulting from conforming inventory valuation methods. The pro forma summary financial results reflect Metals USA's historical method for inventory valuation, which was the first-in, first-out (FIFO) method for the majority of its inventories. Our financial results reflect the use of the last-in, first-out (LIFO) method of inventory valuation for the majority of our inventories. Metals USA's historical operating results could have been significantly impacted if the LIFO method of inventory valuation had been used in lieu of the FIFO method. Further review of Metals USA's accounting policies and financial statements may result in required revisions to Metals USA's policies and classifications to conform to those used by Reliance.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2012
(In millions)

			Pro Forma Adjustments
	Reliance Steel & Aluminum Co.	Metals USA Holdings Corp.	Metals USA Transactions	Other Pro Forma Adjustments		Pro Forma Combined
			A	B
Assets
Cash and cash equivalents	$97.6	$15.3	$—	$—		$112.9
Accounts receivable, net	807.7	196.5	—	—		1,004.2
Inventories	1,272.3	432.3	—	—		1,704.6
Prepaid and other current assets	40.9	4.9	—	—		45.8
Income tax receivable	28.4	—	—	—		28.4
Deferred income taxes	30.5	5.3	—	—		35.8

Total current assets	2,277.4	654.3	—	—		2,931.7
Property, plant and equipment, net	1,240.7	251.8	—	—	(i)	1,492.5
Goodwill	1,314.6	54.6	—	273.4	(ii)	1,642.6
Intangible assets, net	936.5	30.1	10.6	337.4	(iii)	1,314.6
Other assets	88.5	13.1	—	(11.0)	(iv)	90.6

Total assets	$5,857.7	$1,003.9	$10.6	$599.8		$7,472.0

Liabilities & Shareholders' Equity
Accounts payable	$255.6	$98.1	$—	$—		$353.7
Accrued expenses	239.0	27.6	—	—		266.6
Current maturities of long-term debt	83.6	2.8	22.8	—		109.2

Total current liabilities	578.2	128.5	22.8	—		729.5
Long-term debt	1,123.8	448.8	784.8	—		2,357.4
Other long-term liabilities	122.0	17.2	—	—		139.2
Deferred income taxes	466.3	99.2	—	124.0	(v)	689.5
Reliance shareholders' equity	3,558.4	310.2	(797.0)	475.8	(vi)	3,547.4
Non-controlling interests	9.0	—	—	—		9.0

Total equity	3,567.4	310.2	(797.0)	475.8		3,556.4

Total liabilities and equity	$5,857.7	$1,003.9	$10.6	$599.8		$7,472.0

RELIANCE STEEL & ALUMINUM CO.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

A.    Metals USA Transactions

        Represents the pro forma adjustments for the offering of $500.0 million principal amount of notes, borrowings under a new term loan facility of $500.0 million, and borrowings of $246.6 million under our revolving credit facility to fund the Merger. Also represents the pro forma adjustments relating to the purchase of all of the outstanding shares of Metals USA, including vested stock options and restricted shares, for $786.0 million and the assumption and repayment of $439.0 million of Metals USA's outstanding debt. Anticipated direct acquisition costs of $11.0 million are reflected in the unaudited pro forma condensed combined balance sheet as a reduction of retained earnings. Capitalization of $10.6 million estimated financing costs being incurred by Reliance in connection with the Metals USA Financing Transactions are also included.

B.    Other Pro Forma Adjustments

(i)    Property, plant & equipment, net

        Based on information currently available and discussions with Metals USA management, we do not believe material adjustments to the net book value of property, plant & equipment are needed to reflect them at fair value. This may change as more information becomes available to us and upon completion of our valuations.

(ii)    Goodwill

        The total transaction value of $1.23 billion is based on merger consideration of $786.0 million for all of the outstanding shares of Metals USA, including vested stock options and restricted shares, and the repayment by Reliance of amounts outstanding under Metals USA's revolving credit facility and term loan of approximately $439.0 million. The excess of the consideration transferred over the fair values of the identifiable net assets acquired resulted in an adjustment to goodwill of approximately $273.4 million.

(iii)    Identifiable intangible assets

        Represents the pro forma adjustments to record the estimated fair values of identifiable intangible assets relating to trade names of approximately $196.0 million and certain customer relationships of $171.5 million from the Merger based upon preliminary estimates. Trade names acquired are deemed to have indefinite useful lives since their economic lives are expected to approximate the lives of the acquired businesses. Customer relationship intangible assets are estimated to have a weighted average useful life of approximately 10 years. The fair values of these assets as well as related useful lives, as applicable, are subject to adjustments upon completion of our valuations.

(iv)    Other assets

        Represents the pro forma adjustments to write off the unamortized deferred financing costs of Metals USA of $11.0 million.

(v)    Deferred Income Taxes

        The deferred tax liability represents the pro forma adjustment for the temporary book/tax differences created from the recognition of the fair values of the acquired assets and liabilities assumed. These estimates are based on the estimated prospective statutory tax rate of approximately 38.0% for the combined company and could change based on changes in the applicable tax rates and finalization of the combined company's tax position.

(vi)    Shareholders' Equity

        Represents the pro forma adjustments to reflect the elimination of the historical stockholders' equity of Metals USA and the recognition of Reliance's purchase price for Metals USA.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2012
(In millions except share and per share amounts)

	Reliance Steel & Aluminum Co.	Metals USA Holdings Corp.	Pro Forma Adjustments		Pro Forma Combined
Net sales	$8,442.3	$1,983.6	$—		$10,425.9
Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	6,235.4	1,530.4	—		7,765.8
Warehouse, delivery, selling, general and administrative	1,396.2	312.7	—		1,708.9
Depreciation and amortization	151.5	22.7	14.7	(i)	188.9
Gain on sale of property and equipment	—	(0.2)	—		(0.2)
Interest	58.4	36.3	(0.8)	(ii)	93.9
Loss on extinguishment of debt	—	6.3	—		6.3 (iii)
Other income, net	(8.6)	(0.1)	—		(8.7)

Income before income taxes	609.4	75.5	(13.9)		671.0
Income tax provision	201.1	22.8	(5.3	)(iv)	218.6

Net income	408.3	52.7	(8.6)		452.4
Less: Net income attributable to noncontrolling interests	4.8	—	—		4.8

Net income attributable to Reliance shareholders	$403.5	$52.7	$(8.6)		$447.6

Diluted earnings per common share attributable to Reliance shareholders	$5.33				$5.91

Weighted average shares outstanding—diluted	75,694,212				75,694,212

Basic earnings per common share attributable to Reliance shareholders	$5.36				$5.95

Weighted average shares outstanding—basic	75,216,955				75,216,955

RELIANCE STEEL & ALUMINUM CO.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Pro Forma Adjustments

(i)    Depreciation and Amortization Expense

        Reflects the pro forma effect on amortization expense of the recognition of identifiable intangible assets at their estimated fair values at the expected effective date of the Merger. The amount of this adjustment may change as the values of the underlying asset valuations are finalized. Acquired amortizable intangible assets, primarily customer relationships intangible assets, were recorded at their estimated fair value of approximately $171.5 million and are estimated to have a weighted average estimated useful life of 10 years.

(ii)   Interest Expense

        Represents the pro forma adjustment for the elimination of interest expense related to the assumed and repaid debt of Metals USA of approximately $439.0 million and the addition of interest expense related to new debt incurred by Reliance in connection with the Merger, comprised of the offering of $500.0 million principal amount of notes, borrowings under a new term loan of $500.0 million, and $246.6 million of borrowings under our revolving credit facility. For the purposes of the pro forma statement of income, we have assumed an interest rate of 4.5% in respect of the notes offered hereby, an interest rate of 1.74%, based on LIBOR plus 1.50%, in respect of the new term loan, and an interest rate of 1.74%, based on LIBOR plus 1.50%, in respect of the existing revolving credit facility. The variable interest rates used are based on the applicable margin under our revolving credit facility and the new term loan based on our pro forma leverage ratio and the average LIBOR rate we paid on our revolving credit facility during the year ended December 31, 2012. A change of 0.125% in the applicable interest rates on the notes and borrowings would result in a change of $1.6 million in our interest expense on an annual basis.

(iii)  Loss on Extinguishment of Debt

        Metals USA's loss on extinguishment of debt is a non-recurring expense relating to the refinancing of certain debt which is being assumed and repaid by Reliance. Consequently, this loss will not have a continuing impact on the net income or earnings per share of the combined company.

(iv)  Income Tax Provision

        Reflects the pro forma effect on combined income tax expense of the above adjustments, determined based on the estimated prospective statutory tax rate of 38.0% for the combined company. This estimate could change based on changes in the applicable tax rates and finalization of the combined company's tax position.

DESCRIPTION OF NOTES

        The notes will be issued under an indenture, to be dated as of April     , 2013, among Reliance, the subsidiary guarantors and Wells Fargo Bank, National Association, as trustee (the "trustee"). The indenture will be supplemented by a supplemental indenture to be entered into concurrently with the delivery of the notes (as so supplemented, the "indenture"). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This summary may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from Reliance upon request. See "Where You Can Find More Information and Incorporation By Reference." Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to "Reliance" in this section of the prospectus supplement are only to Reliance Steel & Aluminum Co. and not to any of its subsidiaries.

General

        The notes will have the following basic terms:

  •
  the notes will be senior unsecured obligations of Reliance and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of Reliance;

  •
  the notes will be unconditionally guaranteed on a senior basis by all of the direct and indirect wholly-owned Domestic Subsidiaries of Reliance that are borrowers or guarantors under the Credit Agreement or the existing notes as of the issue date of the notes (see "—Guarantees" below);

  •
  direct or indirect wholly-owned Domestic Subsidiaries of Reliance that become borrowers or guarantors under the Credit Agreement or the existing notes will be required to become subsidiary guarantors and guarantee the notes within 30 days following the date on which they become borrowers or guarantors under the Credit Agreement or the existing notes (see "—Guarantees" below);

  •
  the notes initially will be limited to $500.0 million aggregate principal amount (subject in each case to the rights of Reliance to issue additional notes as described under "—Further Issuances" below);

  •
  the notes will accrue interest at a rate of        % per year;

  •
  interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semiannually in arrears on            and            of each year, beginning on                , 2013;

  •
  the notes will mature on                , 2023, unless redeemed or repurchased prior to that date;

  •
  the notes will be subject to a special mandatory redemption in the event that a Merger Termination Event occurs or we do not complete the Merger on or prior to December 15, 2013 as described under "—Special Mandatory Redemption";

  •
  Reliance may redeem the notes, in whole or in part, at any time at its option as described under "—Optional Redemption";

  •
  Reliance may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a "change of control repurchase event" as described under "—Purchase of Notes upon a Change of Control Repurchase Event";

  •
  the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

  •
  the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see "—Book-entry, Delivery and Form; Global Notes").

        Interest on each note will be paid to the person in whose name that note is registered at the close of business on the            or            , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term "business day" means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

        The notes will not be subject to any sinking fund.

        Reliance may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Guarantees

        The subsidiary guarantors will unconditionally guarantee, jointly and severally, the due and punctual payment of principal of and premium, if any, and interest on the notes, when and as the same become due and payable, whether on a maturity date, by declaration of acceleration, upon redemption, repurchase or otherwise, and all other obligations of Reliance under the indenture. As of December 31, 2012, Reliance and the subsidiary guarantors accounted for approximately $5.2 billion, or 89%, of our total consolidated assets. Reliance and the subsidiary guarantors accounted for approximately $7.8 billion, or 92%, of our total consolidated revenues for the year ended December 31, 2012. As of December 31, 2012, on a pro forma basis giving effect to the Merger and the guarantees of Metals USA Holdings and its subsidiaries, Reliance and the subsidiary guarantors would have accounted for approximately $6.8 billion, or 91%, of our pro forma total consolidated assets and Reliance and the subsidiary guarantors would have accounted for approximately $9.8 billion, or 94%, of our pro forma total consolidated revenues for the year ended December 31, 2012.

        As of the closing of this offering, all of the wholly-owned Domestic Subsidiaries of Reliance that are borrowers or guarantors under the Credit Agreement or the existing notes will be subsidiary guarantors of the notes (such subsidiaries guaranteeing the notes, together with any other subsidiaries that subsequently become guarantors, are referred to herein as the "subsidiary guarantors").

        None of Reliance's Foreign Subsidiaries or its non-wholly-owned Domestic Subsidiaries will be guarantors with respect to the notes.

        In the event that, at any time, any wholly-owned Domestic Subsidiary of Reliance that is not, or has previously been released as, a subsidiary guarantor becomes a borrower or guarantor under the Credit Agreement or the existing notes, such subsidiary will be required to become a subsidiary guarantor and guarantee the notes within 30 days following the date on which it becomes a borrower or guarantor under the Credit Agreement or the existing notes. In particular, in the event that the Merger is not completed substantially concurrently with the closing of this offering and Metals USA Holdings and any of its wholly-owned Domestic Subsidiaries that become borrowers or guarantors under our Credit Agreement are not then guarantors of the notes, Metals USA Holdings and any of such wholly-owned Domestic Subsidiaries will become guarantors of the notes within 30 days following the completion of the Merger.

        In the event that, for any reason, the obligations of any subsidiary guarantor terminate as a borrower or guarantor under the Credit Agreement (including, without limitation, pursuant to the terms of the Credit Agreement, upon agreement of the requisite lenders under the Credit Agreement or upon the termination of the Credit Agreement or upon the replacement thereof with a credit facility not requiring such guarantees) and the existing notes, that subsidiary guarantor will be deemed released from all of its obligations under the indenture and its guarantee of the notes will terminate. A subsidiary guarantor's guarantee will also terminate and such subsidiary guarantor will be deemed released from all of its obligations under the indenture upon legal defeasance as provided below under "—Defeasance and Covenant Defeasance" or satisfaction and discharge of the indenture as provided below under "—Satisfaction and Discharge." A subsidiary guarantor's guarantee will also terminate and such subsidiary guarantor will be deemed released from all of its obligations under the indenture in connection with any sale or other disposition by Reliance of all of the capital stock of that subsidiary guarantor (including by way of merger or consolidation) or other transaction such that after giving effect to such transaction such subsidiary guarantor is no longer a Domestic Subsidiary of Reliance.

        The indenture will provide that the obligations of each subsidiary guarantor under its guarantee will be limited to the maximum amount that, after giving effect to all other contingent and fixed liabilities of such subsidiary guarantor, would cause the obligations of such subsidiary guarantor not to constitute a fraudulent conveyance or fraudulent transfer under any applicable law.

        The term "Credit Agreement" means the Third Amended and Restated Credit Agreement, dated as of April 4, 2013, by and among Reliance, the lenders party thereto and Bank of America, N.A., as administrative agent, as the same may be amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that Reliance in good faith designates to be its principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as Reliance deems reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an officers' certificate delivered to the trustee.

        The term "existing notes" means the 6.200% Senior Notes due 2016 and the 6.850% Senior Notes due 2036 of Reliance issued pursuant to the indenture dated as of November 30, 2006, by and among Reliance, the subsidiary guarantors named therein and Wells Fargo Bank, National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

Payment and Transfer or Exchange

        Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Reliance for such purpose (which initially will be the corporate trust office of the trustee located in Minneapolis, Minnesota). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company ("DTC") or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes is no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Reliance, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See "—Book-entry; Delivery and Form; Global Notes" below.

        A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but Reliance may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Reliance is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of notes to be redeemed.

        The registered holder of a note will be treated as the owner of it for all purposes.

        All amounts of principal of and premium, if any, and interest on the notes paid by Reliance that remain unclaimed two years after such payment was due and payable will be repaid to Reliance, and the holders of such notes will thereafter look solely to Reliance for payment.

Ranking

        The notes will be senior unsecured obligations of Reliance and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Reliance.

        So long as they are in effect, the guarantees of the subsidiary guarantors will be senior unsecured obligations of those subsidiaries and will rank equally in right of payment with all other existing and future unsecured and unsubordinated obligations of those subsidiaries.

        The notes and the guarantees will be effectively junior to all existing and future secured indebtedness of Reliance and, so long as they are in effect, the guarantees of any subsidiary guarantors will be effectively junior to all secured indebtedness of those subsidiaries, in each case, to the extent of the assets securing such indebtedness. As of December 31, 2012, Reliance and the subsidiary guarantors had secured indebtedness of approximately $0.0 million and $0.6 million, respectively. As of December 31, 2012, on a pro forma basis giving effect to the guarantees of Metals USA Holdings and its subsidiaries, the sale of the notes offered hereby, expected borrowings under our revolving credit facility and term loan, and the application of the net proceeds therefrom, as described under "Use of Proceeds," Reliance and the subsidiary guarantors would have had secured indebtedness of approximately $0.0 million and $13.2 million, respectively.

        Reliance derives a large portion of its operating income and cash flow from its investments in its subsidiaries. Therefore, Reliance's ability to make payments when due to the holders of the notes is, in large part, dependent upon the receipt of sufficient funds from its subsidiaries. Holders of the notes will, however, have a claim with respect to the assets and earnings of the subsidiary guarantors so long as their respective guarantees are in effect.

        Claims of creditors of Reliance's subsidiaries (other than subsidiary guarantors providing guarantees for the notes, so long as their respective guarantees are in effect) generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Reliance's creditors and of the creditors of the subsidiary guarantors, including holders of the notes. Accordingly, the notes and the guarantees of the subsidiary guarantors will be effectively subordinated to creditors, including trade creditors and preferred shareholders, if any, of Reliance's subsidiaries (other than the subsidiary guarantors so long as their respective guarantees are in effect).

Special Mandatory Redemption

        Reliance expects to use the net proceeds from this offering to finance a portion of the Merger, as described under the heading "Use of Proceeds." Within ten Business Days following the earlier of (a) the date on which a Merger Termination Event occurs and (b) 5:00 p.m. (New York City time) on December 15, 2013, if the Merger has not closed by such date, Reliance will be required to mail a notice of mandatory redemption to the holders of the notes fixing the date of such mandatory redemption (such date to be not more than 30 days from the mailing of the notice of mandatory redemption, or if such date is not a Business Day, the next Business Day thereafter). On such mandatory redemption date, Reliance will be required to redeem the notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the date of redemption.

        "Merger Termination Event" means either (1) the Merger Agreement is terminated or (2) Reliance determines in its reasonable judgment that the Merger will not occur.

        The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the notes. Our ability to pay the redemption price to holders of the notes following a special mandatory redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of notes.

Optional Redemption

        Reliance may redeem the notes at its option at any time, either in whole or in part. If Reliance elects to redeem the notes, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date: (1) 100% of the aggregate principal amount of the notes to be redeemed; and (2) the sum of the present values of the Remaining Scheduled Payments; provided that if Reliance redeems any notes on or after                 , 2023 (three months prior to the stated maturity date of the notes), the redemption price for those notes will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

        In determining the present values of the Remaining Scheduled Payments, Reliance will discount such payments to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus        % (        basis points).

        The following terms are relevant to the determination of the redemption price.

        "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, Reliance will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

        "Comparable Treasury Issue" means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

        "Independent Investment Banker" means J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their respective successors as may be appointed from time to time by Reliance; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "primary treasury dealer"), Reliance will substitute another primary treasury dealer.

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if Reliance obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to Reliance by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

        "Reference Treasury Dealer" means J.P. Morgan Securities LLC or Merrill Lynch, Pierce, Fenner & Smith Incorporated, and two other primary treasury dealers selected by Reliance, and each of their respective successors and any other primary treasury dealers selected by Reliance.

        "Remaining Scheduled Payments" means, with respect to any note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

        A partial redemption of the notes may be effected pro rata or by lot or by such method as the trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for the notes.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

        Unless Reliance defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

Purchase of Notes upon a Change of Control Repurchase Event

        If a change of control repurchase event occurs, unless Reliance has exercised its right to redeem the notes as described above, Reliance will be required to make an offer to each holder of the notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder's notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Reliance, prior to any change of control, but after the public announcement of the change of control, Reliance will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Reliance will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Reliance will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

        On the repurchase date following a change of control repurchase event, Reliance will, to the extent lawful:

        (1)   accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

        (2)   deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

        (3)   deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers' certificate stating the aggregate principal amount of notes being purchased by Reliance.

        The paying agent will promptly mail to each holder of notes properly tendered the purchase price for the notes, and the trustee will promptly authenticate after receipt of an authentication order and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

        Reliance will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Reliance and such third party purchases all notes properly tendered and not withdrawn under its offer.

        The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Reliance and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Reliance and the underwriters. Reliance has no present intention to engage in a transaction involving a change of control, although it is possible that Reliance could decide to do so in the future. Subject to the limitations discussed below, Reliance could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Reliance or credit ratings on the notes. Restrictions on the ability of Reliance to incur Liens and enter into sale and leaseback transactions are contained in the covenants as described under "—Certain Covenants—Limitation on Liens" and "—Certain Covenants—Limitation on Sale and Leaseback Transactions." Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

        Reliance may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Reliance may be prohibited from repurchasing the notes under the terms of the Credit Agreement. See "Risk Factors—Reliance may not be able to repurchase all of the notes upon a change of control repurchase event."

        For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

        "change of control" means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Reliance and its subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than Reliance or one of its subsidiaries; (2) the adoption of a plan relating to Reliance's liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of voting stock of Reliance.

        "change of control repurchase event" means the occurrence of both a change of control and a ratings event.

        "investment grade" means a rating of Baa3 or better by Moody's (or its equivalent under any successor rating categories of Moody's); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Reliance.

        "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

        "rating agency" means (1) each of Moody's and S&P; and (2) if either of Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Reliance, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) under the Exchange Act, selected by Reliance (as certified by a resolution of the board of directors of Reliance) as a replacement agency for Moody's or S&P, or both, as the case may be.

        "rating category" means (1) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody's, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody's used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and-for S&P; 1, 2 and 3 for Moody's; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

        "rating date" means the date that is 60 days prior to the earlier of, (1) a change of control or (2) public notice of the occurrence of a change of control or of the intention by Reliance to effect a change of control.

        "ratings event" means the occurrence of the events described in (a) or (b) below on, or within 60 days after, the earlier of (1) the occurrence of a change of control and (2) public notice of the occurrence of a change of control or the intention by Reliance to effect a change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible downgrade by any of the rating agencies): (a) in the event the notes are rated by both rating agencies on the rating date as investment grade, the rating of the notes shall be reduced so that the notes are rated below investment grade by both rating agencies, or (b) in the event the notes (i) are rated investment grade by one rating agency and below investment grade by the other rating agency or (ii) below investment grade by both rating agencies on the rating date, the rating of the notes by either rating agency shall be decreased by one or more gradations (including gradations within rating categories, as well as between rating categories). Notwithstanding the foregoing, a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

        "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor thereto.

        "voting stock" of any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

        Reliance may from time to time, without notice to or the consent of the holders of the notes, create and issue notes under the indenture in one or more series, which may have terms and conditions that differ from those that are set forth herein. In addition, Reliance may, without the consent of the holders of any series of the notes, issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto); provided that if the additional notes are not fungible with the notes for United States federal income tax purposes, the additional notes will have a separate CUSIP number. These additional notes may be guaranteed by the subsidiary guarantors on the same basis as the notes. Such additional notes (and related guarantees) may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments and otherwise as, the notes, and will vote together as one class on all matters with respect to the notes (and related guarantees).

Certain Covenants

        Except as set forth below, neither Reliance nor any of its subsidiaries will be restricted by the indenture from:

  •
  incurring any indebtedness or other obligation,

  •
  paying dividends or making distributions on the capital stock of Reliance or of such subsidiaries, or

  •
  purchasing or redeeming capital stock of Reliance or such subsidiaries.

        In addition, Reliance will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a change of control or other events involving Reliance or any of its subsidiaries that may adversely affect the creditworthiness of the notes, except to the limited extent provided under "—Purchase of Notes upon a Change of Control Repurchase Event." Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving Reliance that may adversely affect holders of the notes, except to the limited extent provided under "—Purchase of Notes upon a Change of Control Repurchase Event."

        The indenture will contain the following principal covenants:

  Limitation on Liens

        Reliance will not directly or indirectly incur, and will not permit any of its subsidiaries to directly or indirectly incur, any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, "Liens") upon (1) any properties or assets, including capital stock, of Reliance or any of its subsidiaries or (2) any shares of stock or indebtedness of any of its subsidiaries (whether such property, assets, shares or indebtedness are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes or, in respect of Liens on any property or assets of any subsidiary guarantor, the guarantees, if any (together with, at the option of Reliance, any other indebtedness or guarantees of Reliance or any of its subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at the option of Reliance, prior to, such secured indebtedness.

        The foregoing restriction does not apply to:

        (1)   Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a subsidiary of Reliance or a subsidiary of any subsidiary of Reliance, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

        (2)   Liens on property, shares of stock or indebtedness existing at the time of acquisition by Reliance or any of its subsidiaries or a subsidiary of any subsidiary of Reliance of such property, shares of stock or indebtedness (which may include property previously leased by Reliance or any of its subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property, the construction or the making of the improvements;

        (3)   Liens securing indebtedness of Reliance or any of Reliance's subsidiaries owing to Reliance or any of its subsidiaries;

        (4)   Liens existing on the date of the initial issuance of the notes (other than any additional notes);

        (5)   Liens on property or assets of a person existing at the time such person is merged into or consolidated with Reliance or any of its subsidiaries, at the time such person becomes a subsidiary of Reliance, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to Reliance or any of its subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

        (6)   Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

        (7)   Liens securing the notes (including any additional notes) and any Liens that secure debt under the Credit Agreement and the existing notes equally and ratably with Liens securing the notes;

        (8)   Liens imposed by law, such as carriers', warehousemen's and mechanic's Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

        (9)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

        (10) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; or

        (11) any extensions, renewals or replacements of any Lien referred to in clauses (1) through (10) without increase of the principal of the indebtedness secured by such Lien; provided, however, that any Liens permitted by any of clauses (1) through (10) shall not extend to or cover any property of

Reliance or any of its subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

        Notwithstanding the restrictions set forth in the preceding paragraph, Reliance and its subsidiaries will be permitted to incur indebtedness secured by a Lien that would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes or, in respect of Liens on property or assets of any subsidiary guarantors, their guarantees, if any, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (11) above), together with all attributable debt outstanding pursuant to the second paragraph of the "—Limitation on Sale and Leaseback Transactions" covenant described below, does not exceed 15% of the Consolidated Net Tangible Assets of Reliance calculated as of the date of the creation or incurrence of the Lien. Reliance and its subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

  Limitation on Sale and Leaseback Transactions

        Reliance will not directly or indirectly, and will not permit any of its subsidiaries directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

        (1)   such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);

        (2)   such transaction was for the sale and leasing back to Reliance of any property by one of its subsidiaries;

        (3)   such transaction involves a lease for not more than three years (or which may be terminated by Reliance or its subsidiaries within a period of not more than three years);

        (4)   Reliance would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the "—Limitation on Liens" covenant described above; or

        (5)   Reliance applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in its business or to the retirement of long-term indebtedness within 365 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, Reliance may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to Reliance.

        Notwithstanding the restrictions set forth in the preceding paragraph, Reliance and its subsidiaries may enter into any sale and leaseback transaction that would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the "—Limitation on Liens" covenant described above, does not exceed 15% of the Consolidated Net Tangible Assets of Reliance calculated as of the closing date of the sale and leaseback transaction.

Merger, Consolidation or Sale of Assets

        Reliance and any subsidiary guarantor may, without the consent of the holders of any outstanding notes (including any additional notes), consolidate with or sell, lease or convey all or substantially all of its or their properties or assets to, or merge with or into, any other person, provided that:

        (1)   Reliance or, in the case of any subsidiary guarantor, Reliance or such subsidiary guarantor, is the continuing person or, alternatively, the successor person formed by or resulting from such consolidation or merger, or the person that receives the transfer of such properties or assets, is a corporation or limited liability company organized under the laws of any state or the District of Columbia and expressly assumes the obligations of Reliance or the obligations of such subsidiary guarantor, as the case may be, under the notes and such subsidiary guarantor's guarantee (provided that such person need not assume the obligations of any such subsidiary guarantor if such person would not, after giving effect to such transaction, be required to guarantee the notes under the requirements described in "—Guarantees" above);

        (2)   immediately after giving effect to such transaction, no event of default and no event that, after notice or the lapse of time, or both, would become an event of default has occurred and is continuing; and

        (3)   an officers' certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1) and (2) above.

        The successor person will succeed to, and be substituted for, Reliance or the subsidiary guarantor, as the case may be, and may exercise all of the rights and powers of Reliance or the subsidiary guarantor, as the case may be, under the indenture. Reliance or such subsidiary guarantor will be relieved of all obligations and covenants under the notes or the guarantees, as the case may be, and the indenture to the extent Reliance or such subsidiary guarantor was the predecessor person, provided, that in the case of a lease of all or substantially all of properties or assets of Reliance, Reliance will not be released from the obligation to pay the principal of and premium, if any, and interest on the notes.

        Notwithstanding any provision to the contrary, this covenant will cease to apply to any subsidiary guarantor immediately upon any merger or consolidation of that subsidiary guarantor into Reliance or any other subsidiary guarantor in accordance with this covenant or upon any other termination of the guarantees of that subsidiary guarantor in accordance with the indenture.

SEC Reports

        Reliance will file with the trustee, within 15 days after Reliance is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports that Reliance is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act.

Events of Default

        Each of the following is an "event of default" under the indenture with respect to the notes:

        (1)   a default in any payment of interest on any note when due, which continues for 30 days,

        (2)   a default in the payment of principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;

        (3)   a failure by Reliance to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under "—Purchase of Notes upon a Change of Control Repurchase Event";

        (4)   a failure by Reliance or any subsidiary guarantor guaranteeing the notes to comply with their other agreements contained in the indenture, which continues for 90 days after written notice thereof to Reliance by the trustee or to Reliance and the trustee by the holders of not less than 25% in principal amount of the outstanding notes (including any additional notes);

        (5)   (a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Reliance or any of its subsidiary guarantors (other than indebtedness of Reliance or of a subsidiary owing to Reliance or any of its subsidiaries) outstanding in an amount in excess of $30,000,000 and continuance of this failure to pay or (b) a default on any indebtedness of Reliance or any of its subsidiary guarantors (other than indebtedness owing to Reliance or any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $30,000,000 without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to Reliance by the trustee or to Reliance and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured;

        (6)   the guarantee of any subsidiary guarantor guaranteeing the notes ceases to be in full force and effect or such subsidiary guarantor denies or disaffirms in writing its obligations under the indenture or its guarantee, in each case, other than any such cessation, denial or disaffirmation in connection with a termination of its guarantee provided for in the indenture; and

        (7)   various events in bankruptcy, insolvency or reorganization involving Reliance or any subsidiary guarantor guaranteeing the notes.

        The foregoing will constitute an event of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of any law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) by written notice to Reliance may declare the principal of, and premium, if any, and accrued and unpaid interest on, all the notes to be due and payable. Upon this declaration, principal and premium, if any, and interest will be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of Reliance or any subsidiary guarantor occurs and is continuing, the principal of and premium, if any, and accrued interest on all notes (including any additional notes) will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding notes (including any additional notes) may rescind any acceleration with respect to the notes and its consequences.

        If an event of default occurs and is continuing, the trustee, in conformity with its duties under the indenture, will exercise all rights or powers under the indenture at the request or direction of any of the holders, provided that the holders provide the trustee with an indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of the notes may pursue any remedy with respect to the indenture or the notes unless:

        (1)   the holder previously notified the trustee that an event of default is continuing;

        (2)   holders of at least 25% in aggregate principal amount of the outstanding notes (including any additional notes) requested the trustee to pursue the remedy;

        (3)   the requesting holders offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

        (4)   the trustee has not complied with the holder's request within 60 days after the receipt of the request and the offer of security or indemnity; and

        (5)   the holders of a majority in principal amount of the outstanding notes (including any additional notes) have not given the trustee a direction inconsistent with the request within the 60-day period.

        Generally, the holders of a majority in principal amount of the outstanding notes (including any additional notes) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee may, however, refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.

        If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it is known to the trustee. Except in the case of a default in the payment of principal or premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders.

        Reliance will also be required to deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signers of the certificate know of any default under the indenture that occurred during the previous year. In addition, Reliance will be required to notify the trustee within 30 days of any event that would constitute various defaults, their status and what action Reliance is taking or proposes to take in respect of these defaults.

Modification and Waivers

        Modification and amendments of the indenture and the notes may be made by Reliance, the subsidiary guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

  •
  change the stated maturity of the principal of, or installment of interest on, any note;

  •
  reduce the principal amount of, or the rate of interest on, any notes;

  •
  reduce any premium, if any, payable on the redemption or required repurchase of any note or change the date on which any note may be redeemed or required to be repurchased;

  •
  change the coin or currency in which the principal of, premium, if any, or interest on any note is payable;

  •
  release the guarantees of any subsidiary guarantor (except as otherwise provided in the indenture) or make any changes to such guarantees in a manner adverse to the holders;

  •
  impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any note;

  •
  reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required in order to take certain actions;

  •
  reduce the requirements for quorum or voting by holders of notes in the indenture or the notes;

  •
  modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

  •
  modify any of the above provisions.

        Reliance, the subsidiary guarantors and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the notes with respect to the following:

  •
  to cure any ambiguity, omission, defect or inconsistency;

  •
  to evidence the succession of another person to Reliance or any subsidiary guarantor and the assumption by any such successor of the obligations of Reliance or such subsidiary guarantor, as described above under "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  •
  to add any additional events of default;

  •
  to add to the covenants of Reliance for the benefit of holders of the notes or to surrender any right or power conferred upon Reliance;

  •
  to add one or more guarantees for the benefit of holders of the notes;

  •
  to evidence the release of any subsidiary guarantor from its guarantee of the notes pursuant to the terms of the indenture;

  •
  to add collateral security with respect to the notes;

  •
  to add or appoint a successor or separate trustee or other agent;

  •
  to provide for the issuance of any additional notes;

  •
  to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act;

  •
  to comply with the rules of any applicable securities depository;

  •
  to provide for uncertificated notes in addition to or in place of certificated notes;

  •
  to conform the provisions of the indenture to the "Description of Notes" section of this prospectus supplement and the "Description of Debt Securities" section of the accompanying prospectus;

  •
  to make any changes to the indenture applicable only to debt securities of a series other than the notes offered hereby; and

  •
  to make any change if the change does not adversely affect the interests of any holder of notes.

        The holders of at least a majority in aggregate principal amount of the notes may, on behalf of the holders of all notes, waive compliance by Reliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default and its consequences under the indenture, except a default (1) in the payment of principal or premium, if any, or interest on the notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note. Upon any such waiver, such default shall cease to exist and any event of default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Satisfaction and Discharge

        Reliance may discharge its obligations under the indenture while any notes remain outstanding if the notes either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if the notes have become due and payable) or to the maturity thereof or the date of redemption of the notes, as the case may be, and paying all other amounts payable under the indenture.

Defeasance and Covenant Defeasance

        The indenture will provide that Reliance may elect either (1) to defease and be discharged from any and all obligations with respect to the notes (except for, among other things, certain obligations to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes and to hold moneys for payment in trust) ("legal defeasance") or (2) to be released from its obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default, and clauses (4) and (5) under "—Events of Default" will no longer be applied ("covenant defeasance"). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by Reliance with the trustee, in trust, of an amount in U.S. dollars, or U.S. Government obligations, or both, that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the notes on the scheduled due dates therefor.

        If Reliance effects covenant defeasance and the notes are declared due and payable because of the occurrence of any event of default other than under clauses (4) and (5) of "—Events of Default," even if the amount in U.S. dollars, or U.S. Government obligations, or both, on deposit with the trustee is sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the notes at the time of the stated maturity, it may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such event of default. However, Reliance would remain liable to make payment of such amounts due at the time of acceleration.

        To effect legal defeasance or covenant defeasance, Reliance will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes to recognize income, gain or loss for federal income tax purposes. If Reliance elects legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

        Reliance may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Same-day Settlement and Payment

        The notes will trade in the same-day funds settlement system of DTC until maturity or until Reliance issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Reliance can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-entry; Delivery and Form; Global Notes

        The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

        Investors may hold their interests in a global note directly through DTC if they are DTC participants or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

        DTC has advised that it is: a limited purpose trust company organized under the laws of the State of New York; a "banking organization" within the meaning of the New York State Banking Law; a member of the Federal Reserve System; a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and a "clearing agency" registered under Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants. DTC's participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

        Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

        So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their name or to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Reliance understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

        All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

        Reliance expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Reliance also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Reliance, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

        Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        Reliance expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

        Although Reliance expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Reliance, the underwriters nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        The indenture will provide that, if (1) DTC notifies Reliance that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and Reliance does not appoint a successor depository within 90 days, (2) Reliance determines that the notes shall no longer be represented by global notes and executes and delivers to the trustee a company order to such effect or (3) an event of default with respect to the notes shall have occurred and be continuing, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Reliance believes to be reliable, but Reliance does not take responsibility for its accuracy.

Euroclear and Clearstream

        If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme ("Clearstream"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers' securities in the depositaries' names on DTC's books.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Reliance has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC's rules and procedures.

        Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

        Wells Fargo Bank, National Association is the trustee under the indenture and has also been appointed by Reliance to act as registrar, transfer agent and paying agent for the notes.

        The indenture contains limitations on the rights of the trustee, if it becomes a creditor of Reliance or any subsidiary guarantor, to obtain payment of claims in some cases, or to realize on property received in respect of any of these claims as security or otherwise. The trustee is permitted to engage in other transactions. However, if the trustee acquires any conflicting interest, it must either eliminate its conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

Definitions

        The indenture contains the following defined terms:

        "attributable debt" means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

        "Consolidated Net Tangible Assets" means, as of the time of determination, the aggregate amount of the assets of Reliance and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Reliance in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed or any amendment thereto (and not subsequently disclaimed as not being reliable by Reliance) pursuant to the Exchange Act by Reliance prior to the time as of which "Consolidated Net Tangible Assets" is being determined.

        "Domestic Subsidiary" means a subsidiary other than a Foreign Subsidiary.

        "Foreign Subsidiary" means (i) any subsidiary that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (ii) any subsidiary of any subsidiary described by clause (i).

        "GAAP" means generally accepted accounting principles in the United States of America in effect on the date of the indenture.

        "guarantee" means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" will not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee," when used as a verb, has a correlative meaning.

        "holder" means the person in whose name a note is registered on the security register books.

        "incur" means issue, assume, guarantee or otherwise become liable for.

        "indebtedness" means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

        "Non-recourse Obligation" means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by Reliance, any subsidiary guarantor or any other direct or indirect subsidiaries of Reliance or (2) the financing of a project involving the development or expansion of properties of Reliance, any subsidiary guarantor or any other direct or indirect subsidiaries of Reliance, as to which the obligee with respect to such indebtedness or obligation has no recourse to Reliance, any subsidiary guarantor or any other direct or indirect subsidiary of Reliance or any of a subsidiary guarantor's or such subsidiary's assets other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

        "person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

        "subsidiary" means, with respect to any person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following are the material U.S. federal income tax consequences of owning and disposing of notes purchased in this offering at the "issue price," which we assume will be the price to investors indicated on the cover of this prospectus supplement, and held as capital assets for U.S. federal income tax purposes.

        This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, as well as differing tax consequences that may apply if you are, for instance:

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a dealer or trader in securities that uses a mark-to-market method of accounting;

  •
  holding notes as part of a "straddle" or integrated transaction;

  •
  a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

  •
  a tax-exempt entity; or

  •
  a partnership for U.S. federal income tax purposes.

        If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

        This summary is based on the Internal Revenue Code of 1986, as amended to the date hereof, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein. This summary does not address any aspect of state, local or non-U.S. taxation, or any taxes other than income taxes. You should consult your tax adviser with regard to the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Tax Consequences to U.S. Holders

        This section applies to you if you are a U.S. Holder. You are a U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note and are:

  •
  a citizen or individual resident of the United States;

  •
  a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

  •
  an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

  Certain Additional Payments

        There are circumstances in which we might be required to make payments on a note that would increase the yield of the note, for instance, as described under "Description of Notes—Special Mandatory Redemption" and "Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event." We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the Internal Revenue Service ("IRS"). If the IRS takes a contrary position, you may be required to accrue interest income based upon a "comparable yield" (as defined in the Treasury Regulations) determined at the time of issuance of the notes, with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement or other taxable disposition of the notes would be treated as interest income rather than as capital gain. You should consult your tax adviser regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

  Payments of Interest

        Stated interest on a note will be taxable to you as ordinary interest income at the time it accrues or is received, in accordance with your method of accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes.

  Sale or Other Taxable Disposition of the Notes

        Upon the sale or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the note. Your tax basis in a note will equal the cost of your note. For these purposes, the amount realized does not include any amount attributable to accrued interest, which is treated as described under "—Payments of Interest" above.

        Gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition the note has been held for more than one year. Long-term capital gains recognized by non-corporate taxpayers are subject to reduced tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences to Non-U.S. Holders

        This section applies to you if you are a Non-U.S. Holder. You are a Non-U.S. Holder if for U.S. federal income tax purposes you are a beneficial owner of a note and are:

  •
  a nonresident alien individual;

  •
  a foreign corporation; or

  •
  a foreign estate or trust.

        You are not a Non-U.S. Holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of disposition of a note, or if you are a former citizen or former resident of the United States, in either of which cases you should consult your tax adviser regarding the U.S. federal income tax consequences of owning or disposing of a note.

  Payments on the Notes

        Payments of principal and interest on the notes by us or any paying agent to you will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

  •
  you do not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

  •
  you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  •
  you certify on a properly executed IRS Form W-8BEN, under penalties of perjury, that you are not a United States person; and

  •
  it is not effectively connected with your conduct of a trade or business in the United States as described below.

        If you cannot satisfy any of the first three requirements described above and interest on the notes is not subject to net income tax as described below under "—Effectively Connected Income," payments of interest on the notes will be subject to withholding tax at a rate of 30%, or the rate specified by an applicable treaty (provided you furnish a properly executed IRS Form W-8BEN establishing your entitlement to the treaty rate).

  Sale or Other Taxable Disposition of the Notes

        You generally will not be subject to U.S. federal income or withholding tax on gain realized on a sale or other taxable disposition of a note, unless the gain is effectively connected with your conduct of a trade or business in the United States as described below, although any amounts attributable to accrued interest will be treated as described above under "Payments on the Notes."

  Effectively Connected Income

        If interest or gain on a note is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by you), you will generally be taxed in the same manner as a U.S. Holder (see "Tax Consequences to U.S. Holders" above). In this case, you will be exempt from the withholding tax on interest discussed above, although you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. You should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a branch profits tax at a rate of 30% (or a lower treaty rate) if you are a corporation.

Backup Withholding and Information Reporting

        If you are a U.S. Holder, information returns are required to be filed with the IRS in connection with payments on the notes and proceeds received from a sale or other disposition of the notes unless you are an exempt recipient. You may also be subject to backup withholding on these payments in respect of your notes unless you provide your taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules or you provide proof of an applicable exemption.

        If you are a Non-U.S. Holder, information returns are required to be filed with the IRS in connection with payments of interest on the notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note. You may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

        Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

UNDERWRITING

        Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement among us, the subsidiary guarantors and the underwriters, we have agreed to sell to the underwriters named below, for which J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, and the underwriters have severally agreed to purchase from us, the following respective principal amounts of the notes:

Underwriters	Principal Amount of Notes
J.P. Morgan Securities LLC	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Total		$500,000,000

        The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. Those obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriting agreement provides that the underwriters will purchase all of the notes being sold pursuant to the underwriting agreement if any of them are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to        % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to        % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

        In the underwriting agreement, we have agreed that during the period from the date hereof through and until the closing of this offering, we will not offer, sell, contract to sell or otherwise dispose of any of our debt securities (other than the notes) having a tenor of more than one year without the prior consent of the representatives of the underwriters. In the underwriting agreement, we have agreed that we and the subsidiary guarantors will jointly and severally indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

        The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

        In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

        Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are joint lead arrangers and joint book managers with respect to our credit facility. Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is the administrative agent, issuing lender and swing line lender and a lender, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is a co-syndication agent and lender and Wells Fargo Bank, National Association, an affiliate of Wells Fargo Securities, LLC, is a co-syndication agent and lender under our credit facility. In addition, Wells Fargo Bank, National Association is the trustee for the notes and the existing notes.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

        It is expected that we will use more than 5% of the net proceeds of this offering to repay indebtedness owed by us to affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, underwriters in this offering, who are lenders under Metals USA's revolving credit facility and term loan and Reliance's credit facility. See "Use of Proceeds." Accordingly, this offering is being made in compliance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc.

Selling Restrictions

        The notes are offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

  European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that

Relevant Member State it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  •
  in any circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of notes shall require Reliance, the subsidiary guarantors or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State; the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in the Relevant Member State; and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

  United Kingdom

        In the underwriting agreement, each underwriter has represented and agreed that:

  •
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us or the subsidiary guarantors; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

 LEGAL MATTERS

        Davis Polk & Wardwell LLP, Menlo Park, California, will opine on the validity of the securities on our behalf and on behalf of the subsidiary guarantors. Simpson Thacher & Bartlett LLP, New York, New York is acting as counsel to the underwriters.

EXPERTS

        The consolidated financial statements and schedule of Reliance Steel & Aluminum Co. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements incorporated by reference herein from Reliance Steel & Aluminum Co.'s Current Report on Form 8-K filed with the SEC on April 9, 2013 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to that on February 6, 2013, Metals USA Holdings Corp., Reliance Steel & Aluminum Co. ("Reliance") and RSAC Acquisition Corp. (a wholly-owned subsidiary of Reliance), entered into an Agreement and Plan of Merger under which Reliance has agreed to acquire Metals USA Holdings Corp.) which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings, including the complete registration statement and all of the exhibits thereto, are also available through the SEC's website at http://www.sec.gov. Our internet address is www.rsac.com. We are not incorporating the contents of our website into this prospectus supplement or accompanying prospectus.

        The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Our Current Reports on Form 8-K filed on February 7, 2013, February 25, 2013, February 26, 2013, April 5, 2013 and April 9, 2013 (which includes the historical consolidated financial statements of Metals USA as of December 31, 2012 and 2011 and for the three years in the period ended December 31, 2012);

  •
  Portions of our definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders to be held May 15, 2013 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 2, 1994, including all amendments and reports filed for the purpose of updating such description; and

  •
  Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those documents or the portions of those documents furnished including pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K) after the date of this prospectus and before the termination of this offering.

        Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Kay Rustand, Vice President, General Counsel and Corporate Secretary, Reliance Steel & Aluminum Co. 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, Telephone: (213) 687-7700.

PROSPECTUS

RELIANCE STEEL & ALUMINUM CO.

DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
RIGHTS
UNITS

        We or selling securityholders may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants or rights, as well as units that include any of these securities or securities of other entities. Our debt securities may be guaranteed by one or more of our subsidiaries, on terms to be determined at the time of the offering. The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

        We or selling securityholders may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide specific terms of any securities to be offered and any related guarantees, together with the terms of the offering, in supplements to this prospectus to the extent required. You should read this prospectus, the applicable prospectus supplement and any documents we incorporate by reference carefully before you invest.

        Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol "RS."

        Our principal executive offices are located at 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071. Our telephone number is (213) 687-7700.

        Investing in these securities involves risks. Investors should review the risks contained or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement before investing in the securities offered hereby.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 2, 2013

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). By using a shelf registration statement, we or any selling securityholder may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus and the applicable prospectus supplement in amounts, at prices and on other terms to be determined at the time of the offering. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits.

        You should read this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" below. Information in any prospectus supplement or incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement.

        You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone else to provide you with other information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated herein or therein by reference is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        Unless otherwise stated, or the context otherwise requires, references in this prospectus to "Reliance," "we," "us" and "our" are to Reliance Steel & Aluminum Co. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC's Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings, including the complete registration statement and all of the exhibits thereto, are also available through the SEC's website at http://www.sec.gov. Our internet address is www.rsac.com. We are not incorporating the contents of our website into this prospectus or any accompanying prospectus supplement (apart from those documents that are referenced below).

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Our Current Reports on Form 8-K filed on February 7, 2013, February 25, 2013 and February 26, 2013;

  •
  Portions of our definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders to be held May 15, 2013 that are incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on January 2, 1994, including all amendments and reports filed for the purpose of updating such description; and

  •
  Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this prospectus and before the termination of this offering.

        Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Kay Rustand, Vice President, General Counsel and Corporate Secretary, Reliance Steel & Aluminum Co., 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, Telephone: (213) 687-7700.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus and any accompanying prospectus supplement contains or incorporates by reference certain statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include discussions of our business strategies and our expectations concerning future operations, margins, profitability, liquidity and capital resources. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions. All statements contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement, other than statements of historical fact, are forward-looking statements. These forward-looking statements are based on management's estimates, projections and assumptions as of the date of such statements and include the assumptions that underlie such statements.

        Forward-looking statements involve known and unknown risks and uncertainties. Various factors, such as the factors listed below and in "Risk Factors" in any accompanying prospectus supplement and in our Annual Report on Form 10-K and/or Quarterly Reports on Form 10-Q incorporated by reference herein, may cause our actual results, performance, or achievements to be materially different from those expressed or implied by any forward-looking statements. Among the factors that could cause our results to differ are the following:

  •
  Our future operating results depend on a number of factors beyond our control, such as the prices for and the availability of metals, which could cause our results to fluctuate significantly over time. During periods of low customer demand it could be more difficult for us to pass through price increases to our customers, which could reduce our gross profit and net income. A significant or rapid increase or decrease in costs from current levels could have a severe negative impact on our profitability.

  •
  We service industries that are highly cyclical, and downturns in our customers' industries could reduce our revenue and profitability.

  •
  The success of our business is affected by general economic and political conditions both in the U.S. and globally. Our business was adversely impacted by the recent economic recession and, although pricing and demand have stabilized since that time, we do not know if, or when, demand levels will return to pre-recession levels. Recently we have also been impacted by "fiscal cliff" concerns, which have led many of our customers to decrease their purchasing activity. Austerity measures that have been or may be instituted by the U.S., including the recent automatic sequesters, or the inability of the U.S. to raise its "debt ceiling" could negatively impact our business. Further, any significant deterioration in the global economy from current levels could also negatively impact our business.

  •
  We operate in a very competitive industry and increased competition could reduce our profitability.

  •
  Global economic factors may cause increased imports of metal products to the U.S., which may cause the cost of the metals we purchase to decline and could also cause our selling prices and profitability to decline.

  •
  If metals producers increase production levels without offsetting increases in end demand, metal costs could decline, which may cause our selling prices and profitability to decline.

  •
  As a decentralized business, we depend on both senior management and our operating employees; if we are unable to attract and retain well-qualified individuals, our results of operations may decline.

  •
  The interest rates on our revolving credit facility are variable. Our outstanding borrowings on our revolving credit facility were $525.0 million at December 31, 2012. Interest rate changes could have a significant impact on our financial results, and the impact would be amplified if we increase our borrowings on our revolving credit facility or obtain new financing at variable rates.

  •
  We may not be able to consummate future acquisitions, and those acquisitions that we do complete may be difficult to integrate into our business, or may fail to successfully adopt our operating strategies.

  •
  Our acquisitions might fail to perform as we anticipate or there could be significant negative events in our industry or the general economy that fundamentally alter our business model and outlook. This could result in a significant impairment charge to goodwill and/or other intangible assets. Acquisitions may also result in our becoming responsible for unforeseen liabilities that may adversely affect our financial condition and liquidity. If our acquisitions do not perform as anticipated, our operating results also may be adversely affected.

  •
  Various environmental and other governmental regulations may require us to expend significant capital and incur substantial costs or may impact the customers we serve, which may have a negative impact on our financial results.

  •
  We may discover internal control deficiencies in our decentralized operations or in an acquisition that must be reported in our SEC filings, which may have a negative impact on the market price of our common stock or the ratings of our debt.

  •
  If existing shareholders with substantial holdings of our common stock sell their shares, the market price of our common stock could decline.

  •
  Principal shareholders who own a significant number of our shares may have interests that conflict with yours.

  •
  We may pursue growth opportunities that require us to increase our leverage ratios. This may impact our public debt ratings.

  •
  The volatility of our stock price has increased significantly since 2008. This volatility may continue in the future and may increase from current levels.

The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future performance or results. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should consider these risks when reading any forward-looking statements and review carefully the section captioned "Risk Factors" in any accompanying prospectus supplement and in our Annual Report on Form 10-K and/or Quarterly Reports on Form 10-Q incorporated by reference herein for a more complete discussion of the risks of an investment in the Company's securities.

USE OF PROCEEDS

        Unless otherwise stated in any prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights or units that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, reducing or refinancing our indebtedness, financing possible acquisitions and redeeming outstanding securities. Net proceeds may be temporarily invested in short-term investments or applied to repay short-term debt before their stated use. Any prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities. We will not receive any proceeds from sales of securities by selling securityholders.

RATIOS OF EARNINGS TO FIXED CHARGES

(unaudited)

        The table below sets forth our ratios of earnings to fixed charges for the periods indicated.

For the Fiscal Years Ended December 31,
2012	2011	2010	2009	2008
8.08	6.86	4.30	3.00	8.13

        Earnings consist of earnings from continuing operations, fixed charges and distributed income of equity investees, less non-controlling interests in pre-tax earnings of subsidiaries that have not incurred fixed charges. Fixed charges consist of all interest on indebtedness, amortization of debt discount and expense and the portion of rental expense that represents an interest factor.

DESCRIPTION OF SECURITIES

        We will set forth in the applicable prospectus supplement a description of the debt securities, guarantees of debt securities, common stock, preferred stock, warrants, rights or units that may be offered under this prospectus.

SELLING SECURITYHOLDERS

        Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference into this prospectus.

PLAN OF DISTRIBUTION

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

 LEGAL MATTERS

        Unless otherwise indicated in the appropriate prospectus supplement, Davis Polk & Wardwell LLP, Menlo Park, California, will opine on the validity of the securities on our behalf and on behalf of any subsidiary guarantors.

EXPERTS

        The consolidated financial statements and schedule of Reliance Steel & Aluminum Co. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.